Exhibit 10.1

ON DECK CAPITAL, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
(Adopted October 29, 2014, as amended through July 29, 2020)

On Deck Capital, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy was initially effective as of December 16, 2014, the effective date of the registration statement in connection with the initial public offering of the Company’s common stock securities (the “Effective Date”).

1.	CASH RETAINERS
No Outside Director will receive per meeting attendance for attending Board or meetings of committees of the Board. Outside directors will receive the following annual cash retainers as applicable. All such annual cash retainers will be paid quarterly in arrears on a prorated basis.
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $40,000.
Committee Chair and Committee Member Annual Cash Retainer
Each Outside Director who serves as chairperson of a committee of the Board or as a member of a committee of the Board will be paid additional annual fees as follows:
Chairperson of Audit Committee:            $18,750
Chairperson of Compensation Committee:            $15,000
Chairperson of Risk Management Committee:            $15,000
Chairperson of Corporate Governance and Nominating Committee:        $10,000
Member of Audit Committee:            $10,000
Member of Compensation Committee:            $7,500
Member of Risk Management Committee:            $7,500
Member of Corporate Governance and Nominating Committee:        $5,000
Lead Director Retainer
The Company’s Lead Director will be paid an annual cash retainer of $15,000.

2.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of shares of Company common stock (“Shares”) to be covered by such Awards.
(b)Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”), each Outside Director automatically will be granted an Award of restricted stock units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $105,000 (an “Annual Award”). Each Annual Award will fully vest upon the earlier of: (i) the 12-month anniversary of the grant date; or (ii) the next Annual Meeting, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.
(c)Appointment Award. Subject to Section 11 of the Plan, upon an Outside Director’s first appointment to the Board, such Outside Director automatically will be granted a pro-rata portion of the Annual Award for the year in which the new director is first appointed based on the Outside Director’s days of service during the 12-month vesting period associated with the most recent Annual Award.
(d)Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Awards.

3.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	REVISIONS
The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.

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